EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 30, 2015

Board of Directors
CB Financial Services, Inc.
100 North Market Street
Carmichaels, PA 15320

Re:	CB Financial Services, Inc. - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 407,416 shares of common stock, par value $0.4167 per share (the “Shares”) of CB Financial Services, Inc. (the “Company”) to be issued pursuant to the CB Financial Services, Inc. 2015 Equity Incentive Plan (the “Equity Plan”).

In rendering the opinion expressed herein, we have reviewed the Amended and Restated Articles of Incorporation of the Company, the Equity Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares  of the Company, when issued in accordance with the terms and conditions of the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC